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                                                              EXHIBIT 11.1

                           OMNI GEOPHYSICAL LLC

              STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

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                                                        165-DAY     NINE MONTHS
                                                      PERIOD ENDED     ENDED
                                                      DECEMBER 31,   SEPTEMBER
                                                          1996       30, 1997
                                                      ------------  -----------
Primary earnings per share:
Pro forma net income(a).............................. $   816,520   $ 2,801,403
Preferred dividend requirements......................    (180,328)     (390,822)
                                                      -----------   -----------
Income applicable to common shares................... $   636,192   $ 2,410,581
                                                      ===========   ===========
Weighted average number of units outstanding.........     101,263       102,428
Shares per unit......................................      105.75        105.75
                                                      -----------   -----------
Weighted average number of shares....................  10,708,485    10,831,665
Shares from assumed exercise of options..............      71,393        71,393
                                                      -----------   -----------
                                                       10,779,878    10,903,058
                                                      ===========   ===========
Earnings per share................................... $      0.06   $      0.22
                                                      ===========   ===========
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(a) OMNI Geophysical is a limited liability company exempt from income tax at the entity level, and thus the historical financial statements show no provision for income taxes. The Company, however, is a corporation that will pay income taxes at the corporate level. This pro forma adjustment reflects a provision for income taxes on the net income of OMNI
    Geophysical at a combined federal and state tax rate of 40%. See "Change in Tax Status and Related Distribution."